EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-52526, 33-52528, 33-92208, 33-92184, 333-65181, 333-94987, 333-37442, 333-70648, 333-101806, 333-114090, 333-123688, 333-142878, 333-167572 and 333-174995 on Form S-8, and Registration Statement Nos. 333-167568 and 333-145572 on Form S-3 of our reports dated November 18, 2011, relating to the consolidated financial statements of Starbucks Corporation and subsidiaries and the effectiveness of Starbucks Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Starbucks Corporation for the year ended October 2, 2011.

/s/ Deloitte & Touche LLP

Seattle, Washington

November 18, 2011